EXHIBIT 10.2

Description of Verbal Agreement to Pay for the Offering Expenses, Registration of Common Stock Expenses and Reporting Company Expenses between Clutterbug Move Management, Inc., and Victoria Young

On May 12, 2013 Victoria Young, the sole officer and director of Clutterbug Move Management, Inc., (the “Company” or “we” or “our”) verbally agreed to provide funding to cover the expenses associated with the registration of our common stock, offering expenses and reporting company expenses for the next 12 months and beyond, until the Company is engaged in business activities that provide cash flow sufficient to cover these costs. We currently have no written contractual agreements in place with Ms. Young to provide such funding and as such have no legal recourse if she fails to do so. At this time we do not have all of the necessary funds to pay for these expenses and do not have any written agreement to raise funds to cover these expenses. However, we believe we will be able to meet these costs with funds provided by Ms. Young. At such time that the Company has the ability to cover these expenses with cash flow from operations, Ms. Young will no longer be obligated to cover such costs.